Exhibit 99.1

Focus Universal Inc. Announces

Closing of $10 Million in Preferred Equity

ONTARIO, CA, October 27, 2025 – Focus Universal Inc. (NASDAQ: FCUV) (“Focus” or the “Company”), a provider of patented hardware and software design technologies for the Internet of Things (IoT), 5G, and AI-driven SEC financial reporting automation software, today announced the closing of $10 million preferred equity offering. The offering was closed on October 23, 2025, subject to the satisfaction of customary closing conditions.

The total gross proceeds from the offering are $10 million, with estimated net proceeds of approximately $9.44 million, after deducting underwriting discounts, commissions, and offering-related expenses. Focus intends to use these net proceeds to continue ongoing commercialization of its Universal Smart IoT platform and AI-driven SEC financial reporting software.

As part of this raise, Dr. Edward Lee, Chairman of the Board of Focus Universal Inc., has already invested $2 million, along with a commitment from another previous FCUV shareholder, who committed $1 million alongside Dr. Lee, in the initial Series A round.

Dr. Desheng Wang, Chief Executive Officer of Focus Universal Inc., commented: “The participation of our board chairman as two of our major shareholders along with 3 investor groups demonstrates strong confidence in the advanced technologies and global potential of our products. This investment strengthens our balance sheet, provides financial flexibility to support our growth strategy, and helps us meet Nasdaq’s minimum stockholders’ equity requirement.”

Additionally, in recent release, the Company’s Universal Smart IoT applications are now available for download on the Apple App and Google Play Stores, and Focus’ AI-driven SEC financial reporting software is currently under contract for testing. With both flagship products in the final stages of commercialization, Focus believes the proceeds from this offering will be sufficient to support the Company’s path to profitability. To install the Universal Smart IoT App, search ‘FCUV’ in the Apple app store or Google Play’s app store and full access permissions in this current version are necessary to be granted by the Company after installation.

Unlike traditional IoT systems, where engineers start from scratch for each new device, the company’s platform provides a pre-built common foundation. Utilizing Focus’ platform, different IoT devices can share roughly 90% of the same hardware and software, substantially reducing development costs and complexity. This unique approach not only accelerates time-to-market but also democratizes access to IoT solutions.

Additionally, Focus Universal’s AI-driven SEC financial reporting software has been successfully demonstrated to several of the well-respected industry leaders within the SEC filing and compliance sector. SEC financial reporting is traditionally a complex, costly, and time-consuming process. The entire process may take several weeks. Delays in filing can result in SEC reviews, enforcement actions, and significant penalties. Focus Universal, by contrast, has developed a fully automated, end-to-end solution powered by both automation and Variegated AI, whereby Focus believes the technology enables the computer to conduct the activities for which the computer is designed and optimal and allows the human to remain within the decision loop and center upon what the human excels. With a single click, the company’s software can:

•	Retrieve financial statements from accounting platforms,

•	Reformat data into spreadsheets for consolidated financial reporting,

•	Automatically generate consolidated financials,

•	Populate the word-processed version of SEC filings,

•	Convert the documents to SEC-compliant versions via EDGARization, and

•	Embed accurate tags into the HTML file — with very limited manual input.

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Spartan Capital Securities LLC acted as lead placement agent for the Series B portion of the offering, with RBW Capital Partners LLC, acting as sub-placement agent through Dawson James Securities, Inc. Securities Legal acted as counsel to the Company. Lucosky Brookman acted as counsel to Spartan Capital Securities, LLC.

About Spartan Capital Securities, LLC
Spartan Capital Securities, LLC is a premier full-service investment banking firm offering a comprehensive range of advisory services to institutional clients and high-net-worth individuals. Known for its expertise in capital raising, strategic advisory, and asset management, Spartan Capital delivers tailored solutions to meet clients’ financial goals.

For more information about Spartan Capital Securities, visit www.spartancapital.com.

About RBW Capital Partners LLC

RBW Capital Partners LLC, is a boutique investment banking group delivering a full spectrum of investment banking services to clients across diverse industries. Renowned for its expertise in capital raising, private placements, and strategic advisory, RBW Capital Partners provides tailored financial solutions to support client growth and maximize value in dynamic markets.

For more information about RBW Capital Partners, visit www.rbwcapitalpartners.com.

RBW Capital Partners LLC Securities and Brokerage Services are offered through Dawson James Securities, Inc. All rights reserved.  RBW Capital Partners, LLC and Dawson James Securities, Inc. are independent entities.  Officers of RBW Capital Partners, LLC are licensed registered representatives of Dawson James Securities, Inc.

About Focus Universal:

Focus Universal Inc. is a provider of patented hardware and software design technologies for Internet of Things (IoT) and 5G. The company has developed five disruptive patented technology platforms with 26 patents and patents pending in various phases and eight trademarks pending in various phases to solve the major problems facing hardware and software design and production within the industry today. For maintenance cost control, the company has also omnibus patents encompassing these patents into patent family groups. These technologies combined to have the potential to reduce costs, product development timelines and energy usage while increasing range, speed, efficiency, and security. Focus currently trades on the Nasdaq Markets.

Forward-Looking Statements:

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and the completion of the public offering on the anticipated terms or at all, and other factors discussed in the “Risk Factors” section of the preliminary prospectus filed with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof and Focus Universal specifically disclaims any obligation to update any forward-looking statement, whether because of new information, future events or otherwise.

For company inquiries, please contact:

Investor Relations

626-272-3883
ir@focusuniversal.com

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